Exhibit 10.6

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.

SERIES A CUMULATIVE REDEEMABLE EXCHANGEABLE

PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES A CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 5th day of November, 2013, by and among Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Griffin Capital Essential Asset REIT, Inc., a Maryland corporation and the sole general partner of the Operating Partnership (the “Company”), SPT Griffin Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and Starwood Property Trust, Inc., a Maryland corporation (the “Parent”), solely for the purpose of Section 3 hereof.

WHEREAS, the Operating Partnership proposes to issue and sell to the Purchaser 24,319,066 Series A Cumulative Redeemable Exchangeable Preferred Units of Limited Partnership Interest (Liquidation Preference $10.28 per unit) (the “Preferred Units” or the “Investment”);

WHEREAS, subject to the terms and conditions and representations and warranties set forth in this Agreement, the Purchaser hereby agrees to purchase the 24,319,066 Preferred Units;

WHEREAS, the terms and provisions of the Preferred Units shall be set forth and established in Amendment No. 1 (the “Amendment”), dated as of the Closing Date (as defined in Section 4(b)), to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, effective as of the Closing Date (the “Second Restated Partnership Agreement”), which Amendment and Second Restated Partnership Agreement shall be substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively;

WHEREAS, the Preferred Units are being offered and sold by the Operating Partnership to the Purchaser without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon the Section 4(a)(2) private placement exemption therefrom; and

WHEREAS, certain terms used in this Agreement are defined in Section 15 hereof.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1. Representations and Warranties of the Operating Partnership and the Company. Except as set forth in the disclosure schedules hereto, the Operating Partnership and the Company, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Time (as defined below) and agree with the Purchaser, as follows:

(a) The Company’s most recent Annual Report on Form 10-K filed by the Company with the Commission (including any portions of the Company’s proxy statement incorporated by reference therein) and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the Company’s latest fiscal year and through the date hereof and as of the Closing Time (each such document, as the same may be amended, is collectively referred to herein as the “SEC Filings”) do not and will not include an untrue statement of any material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The only subsidiaries of the Operating Partnership and the Company are the subsidiaries listed on Schedule I hereto (the “Subsidiaries”). Each of the Property Owners is a Subsidiary of the Operating Partnership. The six most significant Subsidiaries of the Operating Partnership or the Company based on acquisition price that are “significant subsidiaries” (the “Significant Subsidiaries”), are listed on Schedule I hereto under the caption “Significant Subsidiaries.”

(c) Each of the Operating Partnership, the Company and the Significant Subsidiaries has been duly organized and is validly existing as a limited partnership, corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization. Each Subsidiary (other than the

Significant Subsidiaries) has been duly organized and is validly existing as a corporation, general or limited partnership, or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. Each of the Operating Partnership, the Company and the Subsidiaries has full power and authority (limited partnership, corporate and other) to own or lease, as the case may be, and operate its properties and to conduct its business as described in the SEC Filings, and in the case of each of the Operating Partnership and the Company, to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. Each of the Operating Partnership, the Company and the Subsidiaries is duly qualified or registered to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, result in a Material Adverse Effect; and, other than the Subsidiaries, as of the date hereof and as of the Closing Time, neither the Operating Partnership nor the Company owns or will own any stock or other beneficial interest in any corporation, partnership, joint venture or other business entity.

(d) The Company is the sole general partner of the Operating Partnership and, as of the date hereof, holds all of the general partnership interest of the Operating Partnership. As of October 15, 2013, there are 37,265,448 partnership units of the Operating Partnership (“Partnership Units”) issued and outstanding, of which 32,473,053 Partnership Units are owned by the Company and 4,792,395 Partnership Units are owned by limited partners of the Operating Partnership, and no preferred units of limited partnership interest of the Operating Partnership are issued and outstanding. All of the issued and outstanding general partnership interests in the Operating Partnership and all of the issued and outstanding capital stock or ownership interests of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable and, except as set forth on Schedule I hereto, are wholly-owned by the Company, directly or indirectly through Subsidiaries, free and clear of any Lien. All of the issued and outstanding Partnership Units have been duly authorized and are validly issued, and holders of Partnership Units do not have any obligation to make payments to the Operating Partnership or its creditors (other than the purchase price for the Partnership Units) or contributions to the Operating Partnership or its creditors solely by reason of such holders’ ownership of Partnership Units. All such issued and outstanding Partnership Units are majority-owned by the Company in the percentages indicated on Schedule I hereto, directly or indirectly through Subsidiaries, free and clear of any Lien. None of the outstanding Partnership Units was issued in violation of preemptive or other similar rights of any security holder or partner of the Operating Partnership arising by operation of law, under the Partnership Agreement, or any agreement to which the Operating Partnership is a party. All of the issued and outstanding Partnership Units have been offered, sold and issued in compliance with all applicable laws, including without limitation, federal and state securities laws.

(e) As of October 15, 2013, the authorized capital stock of the Company consists solely of 700,000,000 shares of common stock, par value $.001 per share of the Company (the “Common Stock”), and 200,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which 32,472,889 shares of Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. None of the outstanding shares of capital stock of the Company was issued in violation of preemptive or other similar rights of any security holder of the Company arising by operation of law, under the Third Articles of Amendment and Restatement, as amended (the “Charter”), or bylaws of the Company or any agreement to which the Company is a party. All of the issued and outstanding shares of capital stock of the Company have been offered, sold and issued in compliance with all applicable laws, including without limitation, federal and state securities laws, except as would not have a Material Adverse Effect.

(f) Other than in connection with the programs listed on Schedule II hereto, there is no outstanding option, warrant or other right requiring the issuance of, and no commitment, plan or arrangement to issue, any equity interests in the Operating Partnership or any shares of capital stock of the Company or any equity interests in any Subsidiary or any security convertible into or exchangeable for such interests or shares.

(g) This Agreement has been duly authorized, executed, and delivered by each of the Operating Partnership and the Company and constitutes the legal, valid and binding obligation of each of the Operating Partnership and the Company, enforceable against each of the Operating Partnership and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(h) The Second Restated Partnership Agreement has been duly authorized by the Company, in its capacity as general partner of the Operating Partnership, and, when executed and delivered by the Company, in its capacity as general partner of the Operating Partnership, will constitute a legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity. The First Restated Partnership Agreement is in full force and effect as of the date hereof and the Second Restated Partnership Agreement shall be in full force and effect as of the Closing Time.

(i) The Amendment has been duly authorized by the Company, in its capacity as general partner of the Operating Partnership, and, when executed and delivered by the Company, in its capacity as general partner of the Operating Partnership, will constitute a legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(j) The Preferred Units have been duly and validly authorized by the Operating Partnership for issuance and sale pursuant to this Agreement and, when issued and delivered by the Operating Partnership pursuant to the terms of this Agreement against payment of the consideration therefor specified herein, will be validly issued, and the Purchaser will not have any obligation to make payments to the Operating Partnership or its creditors (other than the purchase price for the Preferred Units) or contributions to the Operating Partnership or its creditors solely by reason of the Purchaser’s ownership of Preferred Units. The issuance of the Preferred Units will not be subject to the preemptive or other similar rights of any security holder or partner of the Operating Partnership arising by operation of law, under the Partnership Agreement or any agreement to which the Operating Partnership is a party.

(k) The Escrow Agreement (the “Escrow Agreement”) among the Company, the Operating Partnership, Griffin Capital Essential Asset Advisor LLC (the “Advisor”), the Purchaser and Sidley Austin LLP, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit B, has been duly authorized by each of the Operating Partnership and the Company and, when executed and delivered by each of the Operating Partnership and the Company, will constitute the legal, valid and binding obligation of each of the Operating Partnership and the Company, enforceable against each of the Operating Partnership and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(l) The Articles Supplementary (the “Articles Supplementary”) to the Charter setting forth the terms of the Company’s Series A Cumulative Voting Redeemable Preferred Stock (the “Series A Preferred Shares”), substantially in the form attached hereto as Exhibit C, which document will be deposited into escrow as of the Closing Time, has been duly authorized, executed and delivered by the Company, complies with all applicable Legal Requirements and does not require any additional approval.

(m) The Series A Preferred Shares issuable upon (a) the occurrence of an Optional Repurchase Event (as such term is defined in the Amendment), (b) the election of the Purchaser to exchange Preferred Units for Series A Preferred Shares pursuant to the terms of the Amendment and (c) the filing of the Articles Supplementary with the Maryland State Department of Assessments and Taxation (the “SDAT”) by the Escrow Agent have been duly and validly authorized by the Company and, if and when issued upon the filing of the Articles Supplementary pursuant to the foregoing, shall be validly issued, fully paid and non-assessable, and such issuance is not currently and at the time of issuance shall not be subject to the preemptive or other similar rights of any security holder of the Company arising by operation of law, under the Charter or bylaws of the Company or any agreement to which the Company is a party.

(n) Each of (a) the Subordination of Management Agreements, dated as of November 5, 2013, among the Operating Partnership, the Purchaser and Griffin Capital Essential Asset Property Management, LLC (the “Property Manager”) and (b) the Subordination of Second Amended and Restated Advisory Agreement, as amended, dated as of November 5, 2013, among the Company, the Purchaser and the Advisor (each, a “Subordination Agreement” and, collectively, the “Subordination Agreements”), substantially in the forms attached hereto as Exhibits D-1 and D-2, respectively, has been duly authorized by the Operating Partnership or the Company, as the case may be, and, when executed and delivered by the Operating Partnership or the Company, as the case may be, will constitute the legal, valid and binding obligation of the Operating Partnership or the Company, as the case may be, enforceable against the Operating Partnership or the Company, as the case may be, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(o) The Investor Rights Agreement (the “Investor Rights Agreement”) among the Company, the Operating Partnership, the Advisor and the Purchaser, substantially in the form attached hereto as Exhibit E, has been duly authorized by each of the Operating Partnership and the Company and, when executed and delivered by each of the Operating Partnership and the Company, will constitute the legal, valid and binding obligation of each of the Operating Partnership and the Company, enforceable against each of the Operating Partnership and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(p) The Columbia Portfolio Purchase Agreement (as defined below) has been duly authorized, executed, and delivered by Griffin Capital Corporation (“GCC”), the sponsor of the Company and parent company of the Advisor, and, upon execution and delivery of an assignment of the Columbia Portfolio Purchase Agreement by GCC to the Operating Partnership and certain Subsidiaries, will constitute the legal, valid and binding obligation of the Operating Partnership and such Subsidiaries, enforceable against the Operating Partnership and such Subsidiaries in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity. The Company has delivered a true, correct and complete copy of the Columbia Portfolio Purchase Agreement to the Purchaser, and the Columbia Portfolio Purchase Agreement has not been amended since being delivered to the Purchaser and, if it is amended following delivery thereof to the Purchaser, the Company shall promptly deliver to the Purchaser a true, correct and complete copy of any such amendment.

(q) The Second Amended and Restated Advisory Agreement, dated as of November 9, 2010, as amended by Amendment Nos. 1 and 2 thereto, dated as of November 7, 2012 and November 4, 2013 (the “Advisory Agreement”), between the Company and the Advisor has been duly authorized, executed, and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity. The Advisory Agreement has not been amended since November 7, 2012, and no such amendments are currently contemplated, and the Advisory Agreement is in full force and effect.

(r) There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, or any other Governmental Authority required to be paid in connection with the execution and delivery of this Agreement or the issuance and sale by the Operating Partnership of the Preferred Units or, if applicable, the issuance and exchange by the Company of the Series A Preferred Shares.

(s) Subsequent to the respective dates as of which information is given in the SEC Filings:

(1) there has been no event, change, effect, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Operating Partnership, the Company and the Subsidiaries, considered as one entity;

(2) the Operating Partnership, the Company and the Subsidiaries, considered as one entity, have not incurred any material direct, indirect or contingent liability or obligation, nor entered into any material transaction or agreement;

(3) there has not been any material change in the capital stock or structure, short-term debt or long-term debt of any of the Operating Partnership, the Company and the Subsidiaries; and

(4) other than (i) regular monthly distributions on the Operating Partnership’s Partnership Units in amounts per unit that are consistent with past practice and the Partnership Agreement, (ii) regular monthly distributions on the Common Stock in amounts per share that are consistent with past practice and the Charter and (iii) redemptions of shares of Common Stock pursuant to the Company’s Share Redemption Program, there has been no distribution or dividend of any kind declared, paid or made by the Operating Partnership, the Company or, except for dividends paid to the Company or other Subsidiaries, any of the Subsidiaries on any class of equity interests or capital stock or repurchase or redemption by the Operating Partnership, the Company or any Subsidiary of any class of equity interests or capital stock.

(t) To the Company’s knowledge, Ernst & Young LLP, which has expressed its opinion with respect to the financial statements included in the SEC Filings, including the related notes thereto, and any supporting schedules included therein, are independent registered public accountants with respect to the Company as required by the 1934 Act.

(u) The financial statements included in the SEC Filings present fairly in all material respects the financial position of the Company and its consolidated subsidiaries, including the Operating Partnership, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. The supporting schedules included in the SEC Filings present fairly the information required to be stated therein. Such financial statements and supporting schedules comply as to form with the applicable accounting requirements of the 1934 Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved (“GAAP”), except as may be expressly stated in the related notes thereto. Any selected historical operating and financial data included in the SEC Filings present fairly in all material respects the information shown therein and have been compiled on a basis consistent with the books and records of the Company and its consolidated subsidiaries, including the Operating Partnership, and that of the audited financial statements included in the SEC Filings. The financial statements of the businesses or properties acquired or proposed to be acquired included in the SEC Filings, as of the date such financial statements were filed with the Commission in such SEC Filings, present fairly in all material respects the information set forth therein, have been prepared in conformity with GAAP applied on a consistent basis and otherwise have been prepared in accordance with the applicable financial statement requirements of Rule 3-05 or Rule 3-14 of Regulation S-X with respect to real estate operations acquired or to be acquired. In addition, the pro forma financial statements and the related notes thereto set forth in the SEC Filings present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Other than the financial statements and supporting schedules included therein, no other financial statements or supporting schedules are required by the 1934 Act to be included in the SEC Filings.

(v) The execution, delivery and performance by each of the Operating Partnership and the Company of this Agreement and the Transaction Documents to which it is a party and consummation of the transactions contemplated hereby and thereby: (i) have been duly authorized by all necessary limited partnership or corporate action, as applicable, and will not result in any Default (as defined below) under the certificate of limited partnership of the Operating Partnership or the Partnership Agreement, the Charter or bylaws of the Company or any organizational document of any Subsidiary; (ii) will not conflict with or constitute a breach of, or default (or, with the giving of notice or lapse of time, would be in default) (“Default”) or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Operating Partnership, the Company or the Subsidiaries pursuant to, or require the consent of any other party to, any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Operating Partnership, the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound (collectively, “Agreements or Instruments”), except for the Consents obtained on or prior to the Closing Time in accordance with Section 7(k) and the transactions contemplated by the Consents, and provided, that none of the Operating Partnership, the Company or any Subsidiary shall enter into any Agreement or Instrument that would restrict or limit in any respect the rights of the Purchaser as set forth in any Transaction Document, except in the manner such rights are so restricted or limited pursuant to the Consents (assuming the provisions in such Consents address customary provisions as would typically be contained in such Agreements or Instruments); and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Operating Partnership, the Company or the Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Operating Partnership, the Company or the Subsidiaries or any of their respective properties or assets. No consent, approval, authorization or other order of, or registration or filing with, any Governmental Authority is required for the execution, delivery and performance by each of the Operating Partnership and the Company of this Agreement or any Transaction Document to which it is a party or the transactions contemplated hereby or thereby, except such as have been obtained or made by the Operating Partnership or the Company and are in full force and effect or as may be required under the 1933 Act, the 1934 Act or applicable state securities or blue sky laws. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness.

(w) The Operating Partnership, the Company and the Subsidiaries have complied in all respects with all laws, regulations and orders applicable to them or their respective businesses, except as would not have a Material Adverse Effect; none of the Operating Partnership, the Company or the Subsidiaries is in default under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or evidence of indebtedness, lease, contract or other agreement or instrument to which it is a party or by which it or any of its respective properties or assets are bound, violation of which would individually or in the aggregate have a Material Adverse Effect, and no other party under any such agreement or instrument to which the Operating Partnership, the Company or the Subsidiaries are a party is, to the knowledge of the Operating Partnership or the Company, in default in any material respect thereunder; and the Operating Partnership, the Company and the Subsidiaries are not in violation of their respective certificate of limited partnership, Partnership Agreement, Charter, bylaws or other organizational documents, as the case may be.

(x) There is not pending or, to the knowledge of the Operating Partnership or the Company, threatened any action, suit or proceeding to which the Operating Partnership, the Company and the Subsidiaries or any of their respective officers or directors is a party, or of which any of their properties or other assets is the subject, before or by any Governmental Authority, that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect or to have a material adverse effect on the ability of the Operating Partnership or the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(y) No labor problem or dispute with the employees of any of the Operating Partnership, the Company or the Subsidiaries exists or, to the best of the Operating Partnership’s or the Company’s knowledge, is threatened or imminent, and neither the Operating Partnership nor the Company is aware of any existing or imminent labor disturbance by the employees of any of the Operating Partnership’s, the Company’s or the Subsidiaries’ principal suppliers, contractors or customers, that could reasonably be expected to have a Material Adverse Effect.

(z) During the period of the last twelve (12) calendar months prior to the date of this Agreement, the Company has timely filed with the Commission all SEC Filings required to be filed by the Company.

(aa) To our knowledge, there are no contracts or documents of the Company that are required to be filed as exhibits to the SEC Filings that have not been so filed.

(bb) Each of the Operating Partnership, the Company and the Subsidiaries holds all material licenses, certificates and permits from Governmental Authorities that are necessary to the conduct of its business and is in compliance with the terms and conditions of such licenses, certificates and permits; and none of the Operating Partnership, the Company or the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permits, licenses or certificates that, if determined adversely to the Operating Partnership, the Company or any Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect.

(cc) Schedule III hereto sets forth a correct and complete list and address of all Properties in the Portfolio, including the Columbia Portfolio, owned, held or to be acquired as of the date hereof. As of the date hereof, except for the Columbia Portfolio, the Property Owners own or, if so indicated in Schedule III hereto, lease each of the Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for Permitted Liens and any other limitations of any kind, if any, that would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(dd) As of the date hereof, none of the Operating Partnership, the Company, the Subsidiaries or the Property Manager has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the Improvements on any of the Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Properties is not in full force and effect, except for such failures to have in full force and effect that would not reasonably be expected to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Material Adverse Effect or (ii) written notice of any uncured violation of any laws affecting any of the Properties or operations which would reasonably be expected to have a Material Adverse Effect.

(ee) Schedule IV hereto sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell or dispose of (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1 million or more, except for any such agreement or contractual right contemplated by or provided in any Lease. The Operating Partnership, the Company and the Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

(ff) Policies of title insurance or title commitments (each a “Title Insurance Policy”) have been issued insuring or committing to insure, as of the effective date of each such Title Insurance Policy, the applicable Property Owner’s fee title to or leasehold interest in the Properties, subject to the matters disclosed on the Title Insurance Policies, Permitted Liens and the Lien arising from the Indebtedness. A correct and complete copy of each Title Insurance Policy has been previously made available to the Purchaser.

(gg) As of the date hereof, none of the Operating Partnership, the Company, the Subsidiaries or the Property Manager has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Properties that would, individually or in the aggregate, have a Material Adverse Effect.

(hh) Except for immaterial discrepancies or omissions, the rent rolls for the Properties dated as of September 30, 2013 and October 1, 2013, respectively, which have previously been made available to the Purchaser, list each Lease that was in effect as of such date and to which any of the Operating Partnership, the Company or the Subsidiaries are parties or shall become parties as of the date hereof, as landlords with respect to each of the applicable Properties in the Portfolio (such Leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Leases”). The Operating Partnership and the Company have made available to the Purchaser copies of all Leases for the Portfolio that relate to in excess of 50,000 square feet of net rentable area (the “Material Leases”), in effect as of the date hereof, which copies are correct and complete in all material respects as of the respective dates of such Leases. None of the Operating Partnership, the Company or the Subsidiaries has received written notice that it is in default, or will become in default upon the acquisition of the Columbia Portfolio, under any Material Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls. No tenant under a Material Lease is in monetary or, to the knowledge of the Operating Partnership and the Company, material non-monetary default under such Material Lease. Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Operating Partnership, the Company or the Subsidiaries is and no other party is in breach or violation of, or default under, any Material Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Material Lease by any of the Operating Partnership, the Company or the Subsidiaries party thereto, as applicable, or any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Material Lease is valid, binding and enforceable in accordance with its terms and is, or will become as of the date hereof, in full force and effect with respect to the Operating Partnership, the Company or the Subsidiaries who are a party thereto, as applicable, and with respect to the other parties thereto.

(ii) All payments to be made by the Covered Tenants (as defined below) under or in connection with the Covered Leases (as defined below) have been made by the Covered Tenants and accepted by the Operating Partnership, the Company or the Subsidiaries in accordance with, and only to the extent such payments are permitted pursuant to, the terms of the Covered Leases. No prepayment of any amounts due to the Operating Partnership, the Company or the Subsidiaries under the Covered Leases have been made or accepted. No event has occurred that would constitute a current default under the Covered Leases or would constitute a default upon the giving of notice or with lapse of time, or both, and the Covered Tenants have no defenses, offsets or counterclaims to the enforcement of the Covered Leases in accordance with the terms thereof. All work required to be performed under the Covered Leases by the Operating Partnership, the Company or the Subsidiaries has been completed to the satisfaction of the Covered Tenants and the Covered Tenants have not notified the Operating Partnership, the

Company or the Subsidiaries of any other material work (excepting regular care and maintenance work) that shall be required to be performed by the Operating Partnership, the Company or the Subsidiaries under the Covered Leases. As used herein, “Covered Tenants” means the following tenants of the Operating Partnership, the Company or a Subsidiary: Chicago Bridge & Iron Company (Delaware), World Kitchen, LLC, Life Technologies Corporation, AT&T Services, Inc., and Westinghouse Electric Company, LLC; and “Covered Leases” means each Lease that is in effect as of the date hereof and to which any of the Operating Partnership, the Company or the Subsidiaries are parties or shall become parties as of the date hereof, as landlords with respect to the Covered Tenants.

(jj) Except as set forth on Schedule V hereto and except as contemplated by, or provided in, the Leases or the organizational documents, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Property or any portion thereof that are in favor of any party other than a Subsidiary (a “third party”) to purchase or otherwise acquire a Property or any portion that is owned by the Operating Partnership, the Company or the Subsidiaries or any portion thereof or to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Property or any portion thereof that is owned by the Operating Partnership, the Company or the Subsidiaries.

(kk) Schedule VI sets forth a correct and complete list as of the date of this Agreement of each agreement pursuant to which the Property Manager manages or acts as leasing agent for any real property for a third party (including any related guarantees). The Operating Partnership and the Company have made available to the Purchaser copies of each property management agreement and all amendments and modifications thereto (collectively, the “Property Management Agreements”), for each Property in the Portfolio, which copies are correct and complete. Except as set forth on Schedule VII hereto and except as contemplated by, or provided in, the Leases and the organizational documents, none of the Operating Partnership, the Company or the Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any third party or any employee, consultant, affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which any of the Operating Partnership, the Company or the Subsidiaries have or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). The Operating Partnership, the Company or the Subsidiaries, as applicable, have, or will have at the Closing Time, good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, except as would not have a Material Adverse Effect. None of the ownership or leasehold interests of the Operating Partnership, the Company or the Subsidiaries are subject to any Liens, except for Permitted Liens or Liens that would not have a Material Adverse Effect.

(ll) Schedule VIII hereto sets forth a list of the reports related to environmental conditions at the Properties in the Portfolio, which reports have been made available to the Purchaser. Except as set forth in such reports, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(1) each of the Operating Partnership, the Company and the Subsidiaries (X) is in compliance with all, and has not violated any, applicable environmental laws, (Y) holds all licenses, certificates, permits and identification numbers required under any applicable environmental law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”), and (Z) is in compliance with all of, and has not violated any of, its respective Environmental Permits;

(2) none of the Operating Partnership, the Company or the Subsidiaries has released, and, to the knowledge of the Operating Partnership and the Company, no other person has released, Hazardous Substances on any real property currently owned, leased or operated by the Operating Partnership, the Company or the Subsidiaries, and no Hazardous Substances or other conditions are present at any other location in violation of applicable environmental law or that could reasonably be expected to result in response liability for the Operating Partnership, the Company or the Subsidiaries under or related to any applicable environmental law;

(3) none of the Operating Partnership, the Company, the Subsidiaries or the Property Manager has received any written notice or claim alleging that any of the Operating Partnership, the Company or the Subsidiaries is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other applicable environmental law; and

(4) none of the Operating Partnership, the Company or the Subsidiaries (Y) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with applicable environmental laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Operating Partnership and the Company, no investigation, litigation or other proceeding is pending or threatened with respect to any of the above, or (Z) has assumed, by contract or, to the knowledge of the Operating Partnership and the Company, by operation of law, any liability under any applicable environmental law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any applicable environmental law or relating to any Hazardous Substances, except as set forth in the Leases.

(mm) Schedule IX hereto lists each of the following contracts (and all amendments, modifications and supplements thereto and all side letters to which the Operating Partnership, the Company or the Subsidiaries are a party affecting the obligations of any party thereunder) to which the Operating Partnership, the Company or the Subsidiaries are a party or by which any of their respective Properties or assets are bound (each such contract and agreement, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 30 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to the Closing Time, (3) is a Lease, or (4) is an organizational document):

(1) all agreements that call for aggregate payments by, or other consideration from, the Operating Partnership, the Company or the Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(2) all agreements that call for annual aggregate payments by, or other consideration from, the Operating Partnership, the Company or the Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(3) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Operating Partnership, the Company or the Subsidiaries is currently engaged or geographic area with respect to the Operating Partnership, the Company or the Subsidiaries, or that purports to restrict in any material respect the right of the Operating Partnership, the Company or the Subsidiaries to conduct any line of business in which the Operating Partnership, the Company or the Subsidiaries are currently engaged or to compete with any person or operate in any geographic area or location in which the Operating Partnership, the Company or the Subsidiaries may conduct business;

(4) any partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Operating Partnership, the Company or the Subsidiaries with any third party;

(5) any contract for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Property or any asset that if purchased by any of the Operating Partnership, the Company or the Subsidiaries would be a Property in the Portfolio;

(6) any contract pursuant to which the Operating Partnership, the Company or the Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Operating Partnership, the Company or the Subsidiaries (other than their organizational documents);

(7) any (A) loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness (secured or unsecured, direct or indirect, absolute or contingent (including guaranties of any obligation)) of, for the benefit of or payable to any of the Operating Partnership, the Company or the Subsidiaries (other than among the Operating Partnership, the Company and the Subsidiaries) in excess of $5 million, or (B) contract (other than any organizational document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary or other person;

(8) any employment agreements, severance, change in control or termination agreements with officers of any of the Operating Partnership, the Company or the Subsidiaries;

(9) any contract pursuant to which any of the Operating Partnership, the Company or the Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2 million; or any contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $2 million;

(10) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act); and

(11) the Property Management Agreements.

(nn) Except as would not reasonably be expected to have a Material Adverse Effect, (i) other than as set forth on Schedule IX hereto, none of the Operating Partnership, the Company or the Subsidiaries is and, to the knowledge of the Operating Partnership and the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Operating Partnership, the Company, the Subsidiaries or the Property Manager has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have an Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Operating Partnership, the Company or the Subsidiaries party thereto and, to the knowledge of the Operating Partnership and the Company, with respect to the other parties thereto. The Operating Partnership and the Company have made available to the Purchaser copies of all Material Contracts (including any amendments or other modifications thereto), which copies are correct and complete in all material respects.

(oo) Schedule X hereto sets forth a list that is correct and complete in all material respects of the insurance policies, other than the Title Insurance Policies, held by, or for the benefit of, any of the Operating Partnership, the Company, the Subsidiaries or the Property Manager, including the underwriter of such policies and the amount of coverage thereunder. Except as set forth in Schedule X hereto, there is no claim by any of the Operating Partnership, the Company, the Subsidiaries or the Property Manager pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, would have a Material Adverse Effect. With respect to each such insurance policy, except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Operating Partnership, the Company, the Subsidiaries or the Property Manager have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the knowledge of the Operating Partnership and the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. None of the Operating Partnership, the Company, the Subsidiaries or the Property Manager has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Schedule X hereto that is held by, or for the benefit of, any of the Operating Partnership, the Company, the Subsidiaries or the Property Manager, other than as would not have, individually or in the aggregate, a Material Adverse Effect.

(pp) There are no contracts, agreements or understandings between or among the Operating Partnership, the Company or the Subsidiaries and any person that would give rise to a valid claim against the Operating Partnership, the Company or the Subsidiaries or the Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Preferred Units or as a result of any transactions contemplated by this Agreement or the Transaction Documents.

(qq) Each of the Operating Partnership, the Company and the Subsidiaries has filed all federal, state, local and foreign income tax returns which have been required to be filed by it, except in any case in which the failure so to file would not have a Material Adverse Effect, and has paid all taxes indicated by said returns and all assessments received by it to the extent that such taxes have become due, except for any such assessment that is currently being contested in good faith or as would not have a Material Adverse Effect. No tax deficiency has been asserted against the Operating Partnership, the Company or any Subsidiary, nor does the Operating Partnership or the Company know of any tax deficiency which is likely to be asserted against the Operating Partnership, the Company or any Subsidiary, except for any such deficiency that would not have a Material Adverse Effect; all tax liabilities, if any, are adequately provided for on the respective books of the entities in all material respects.

(rr) The Operating Partnership has been properly classified as a partnership for federal tax purposes throughout the period from its formation through the date hereof.

(ss) As of the date hereof, neither the Operating Partnership nor any of the Subsidiaries have disposed of any of the Properties.

(tt) None of the Operating Partnership, the Company or any Subsidiary is and, after giving effect to the issuance of the Preferred Units and the application of the proceeds therefrom and the other transactions contemplated by this Agreement and the Transaction Documents, none of the Operating Partnership, the Company or any Subsidiary will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(uu) No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Operating Partnership or the Company, from making any other distribution on such Subsidiary’s equity interests or capital stock, from repaying to the Operating Partnership or the Company any loans or advances to such Subsidiary from the Operating Partnership or the Company or from transferring any of such Subsidiary’s property or assets to the Operating Partnership, the Company or any other Subsidiary of the Operating Partnership or the Company.

(vv) To our knowledge, no transaction has occurred between or among the Operating Partnership, the Company or any Subsidiaries, on one hand, and any of their officers or directors or any affiliate or affiliates of any such officer or director, on the other hand, that is required to be described in and is not described in the SEC Filings.

(ww) There are no outstanding loans or advances or guarantees of indebtedness by the Operating Partnership, the Company or the Subsidiaries to or for the benefit of any of the officers or directors of the Company or any of their respective family members.

(xx) The Company, through the Advisor, maintains (i) effective internal control over financial reporting as defined in Rule 13a-15 under the 1934 Act and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(yy) Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(zz) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Operating Partnership, the Company and the Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, (ii) have been evaluated for effectiveness prior to the filing of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Commission and (iii) are effective in all material respects to perform the functions for which they were established. Based on the evaluation of the Company’s disclosure controls and procedures described above, the Company is not aware of (a) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since the most recent evaluation of the Company’s disclosure controls and procedures described above, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls.

(aaa) For its taxable years ended December 31, 2010 through December 31, 2012, the Company qualified as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s current and proposed organization and method of operation will permit it to meet and to continue to meet the requirements for taxation as a REIT under the Code for its 2013 taxable year and thereafter. The Company has no intention of changing its operations or engaging in activities which would cause it to fail to qualify, or make economically undesirable its continued qualification as, a REIT.

(bbb) Other than the Partnership Agreement and the Charter, there are no existing agreements among the Operating Partnership, the Company and any of their respective security holders that prohibit the sale, transfer, assignment, pledge or hypothecation of any of the Operating Partnership’s or the Company’s securities.

Section 2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to and agrees with the Operating Partnership and the Company as of the date hereof and as of the Closing Time as follows:

(a) The Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. The Purchaser has full limited liability company power to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.

(b) This Agreement has been duly authorized, executed, and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(c) Each of the Amendment, the Escrow Agreement, each of the Subordination Agreements and the Investor Rights Agreement has been duly authorized by the Purchaser and, when executed and delivered by the Purchaser, will constitute the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or the Transaction Documents, except for such as have been obtained and except for such as would not materially impede the transactions contemplated by this Agreement and the Transaction Documents.

(e) Neither the execution and delivery of this Agreement nor the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Purchaser is subject or any provision of its organizational documents, except for such violations as would not materially impede the transactions contemplated by this Agreement and the Transaction Documents.

(f) The Purchaser and its representatives have had an opportunity to ask questions and receive answers from the Operating Partnership and the Company regarding the terms and conditions of the sale of the Preferred Units to the Purchaser and the business, properties, prospects and financial condition of the Operating Partnership and the Company.

(g) The Purchaser is acquiring the Preferred Units for its own account for investment purposes and not with a view to the distribution thereof.

(h) The Purchaser has substantial experience as a purchaser of equity securities issued by companies similar to the Operating Partnership and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and could afford a complete loss of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Preferred Units. The Purchaser acknowledges that in purchasing the Preferred Units it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time because the Preferred Units have not been registered under the 1933 Act and cannot be sold unless they are subsequently registered under the 1933 Act and applicable state securities laws, or unless exemptions from such registration requirements are available, and then will be only transferable in accordance with the terms of the Partnership Agreement, as modified by the Amendment.

(i) The Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act.

(j) There are no contracts, agreements or understandings between the Purchaser and any person that would give rise to a valid claim against the Operating Partnership or the Company for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Preferred Units to the Purchaser.

(k) It is understood that the certificate(s) evidencing the Preferred Units shall initially bear substantially the following legend (in addition to any legend otherwise required under applicable federal or state securities laws or by the Partnership Agreement):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS.”

Section 3. Representations and Warranties of the Parent. The Parent represents and warrants to and agrees with the Operating Partnership and the Company as of the date hereof and as of the Closing Time as follows:

(a) The Parent has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(b) As of the date hereof and as of the Closing Time, the Parent owns one hundred percent (100%) of the issued and outstanding equity interests of the Purchaser.

(c) As of the date hereof and as of the Closing Time, the Parent is solvent under the Maryland General Corporation Law and all other applicable laws.

Section 4. Sale and Delivery to the Purchaser.

(a) On the basis of the representations and warranties contained herein and subject to the terms and conditions herein set forth, the Operating Partnership agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 24,319,066 Preferred Units on the date hereof, for the consideration specified in Section 4(b) below.

(b) The Operating Partnership will deliver to the Purchaser a certificate representing 24,319,066 Preferred Units against payment of an amount equal to $245,474,998.51 (calculated as the product of (i) $10.28 multiplied by (ii) 24,319,066 Preferred Units multiplied by (iii) 98.19%) (the “Purchase Price”), in Federal (same day) funds by wire transfer to the account of the Operating Partnership specified on Schedule XI hereto, at the office of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York time, on such business day as the Operating Partnership and the Purchaser shall agree (such time being herein referred to as the “Closing Time” and the date of such payment being herein referred to as the “Closing Date”).

(c) The certificate for the Preferred Units to be issued to the Purchaser shall be registered in such name as the Purchaser may request in writing at least one full business day before the Closing Time. The certificate for the Preferred Units will be made available for examination by the Purchaser in New York, New York, not later than 10:00 a.m. (New York time) on the business day prior to the Closing Time.

Section 5. Covenants of the Operating Partnership and the Company. Each of the Operating Partnership and the Company, jointly and severally, covenants with the Purchaser as follows:

(a) Each of the Operating Partnership and the Company agrees that the proceeds received by the Operating Partnership from the sale of the Preferred Units shall be used solely (i) to acquire the portfolio (the “Columbia Portfolio”) identified in the purchase and sale agreement, dated as of August 30, 2013 (the “Columbia Portfolio Purchase Agreement”), between GCC and the sellers identified therein and/or repay and discharge any existing loans relating to the Columbia Portfolio, including the costs and expenses related thereto, (ii) to pay all past-due Basic Carrying Costs, if any, with respect to the Columbia Portfolio and (iii) for the payment of the costs and expenses incurred or to be incurred in connection with its entry into this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby (collectively, the “Approved Uses”).

(b) From the date of this Agreement until the Closing Time, except as contemplated by this Agreement, the Operating Partnership and the Company shall, and shall cause each of the Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its reasonable commercial efforts to conduct its operations in compliance with applicable laws and to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, to preserve its assets and properties in good repair and condition, and to preserve the good will of its customers, suppliers and other persons with whom it has business relationships.

(c) Without limiting the generality of Section 5(b), and except as otherwise contemplated by this Agreement, the Operating Partnership and the Company shall not, and shall not permit any of the Subsidiaries to, take any action that would constitute a breach of any Protective Provision (as such term is defined in the Amendment) from the date of this Agreement until the Closing Time, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

(d) Each of the Operating Partnership and the Company agrees that, upon their execution and delivery on the Closing Date, it will comply with each of the Transaction Documents to which it is a party.

(e) The Company agrees to reserve and keep available at all times, free of preemptive rights, shares of Preferred Stock for the purpose of enabling the Company to satisfy any obligation to issue Series A Preferred Shares upon exchange of the Preferred Units.

(f) Each of the Operating Partnership and the Company agrees that in the event that, following the occurrence of an Optional Repurchase Event (as such term is defined in the Amendment), the Purchaser elects to exchange Preferred Units for Series A Preferred Shares in accordance with the terms of the Amendment and, in connection therewith, causes the Escrow Agent to file the Articles Supplementary with the SDAT, the Articles Supplementary shall be filed with the SDAT in accordance with the terms of the Escrow Agreement and shall be in full force and effect upon such filing and shall comply with all applicable Legal Requirements.

(g) The Operating Partnership and the Company shall do, or cause to be done with respect to themselves and the Subsidiaries, all things necessary to (i) preserve, renew and keep in full force and effect the rights, licenses, permits and franchises necessary for the conduct of the business of each Property and comply in all respects with all applicable Legal Requirements applicable to each Property and (ii) comply, and cause the Subsidiaries to comply, in all material respects with all of the provisions of all of their respective organizational documents, and the laws of the state in which each such entity was formed. The Operating Partnership and the Company shall at all times, and shall cause the Subsidiaries to, maintain, preserve and protect all applicable franchises and trade names and preserve all the remainder of their respective property necessary for the continued conduct of their respective businesses, as applicable.

(h) The Operating Partnership and the Company are and shall always be, and shall cause the Subsidiaries to be, in material compliance with all OFAC Laws and Regulations.

(i) The Operating Partnership and the Company have taken and shall continue to take all steps and implement all policies which are necessary to ensure that the Operating Partnership, the Company and the Subsidiaries are in compliance with all material Legal Requirements applicable to each entity’s business, including, without limitation, those Legal Requirements relating to anti-money laundering and anti-terrorism.

(j) The Operating Partnership and the Company shall cause all existing and future Property Management Agreements with the Property Manager to be subordinate to the rights of the holders of the Series A Preferred Shares and Preferred Units and to be terminable in accordance with the Transaction Documents.

Section 6. Payment of Expenses. Each of the Operating Partnership and the Company, jointly and severally, agrees to pay all expenses arising in connection with the preparation of this Agreement and the Transaction Documents and in connection with the transactions contemplated hereby and thereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Preferred Units and, as applicable, the issuance and exchange of the Series A Preferred Shares, (ii) all fees and expenses of the Operating Partnership’s and the Company’s counsel and other advisors, (iii) all necessary issue, transfer and other stamp taxes and (iv) all reasonable out-of-pocket fees and expenses incurred by the Purchaser, including, without limitation, the fees and expenses of the Purchaser’s outside counsel, title report fees and costs, survey costs, and costs incurred in obtaining and/or reviewing due diligence materials, including, without limitation, appraisals, environmental and engineering reports, and travel costs of the Purchaser’s personnel or representatives, regardless of whether the issuance and sale of the Preferred Units to the Purchaser is consummated and for as long as the Preferred Units are outstanding.

Section 7. Conditions of the Purchaser’s Obligations. The obligations of the Purchaser hereunder are subject to the accuracy of the representations and warranties of the Operating Partnership and the Company herein included, to the performance by the Operating Partnership and the Company of their respective obligations hereunder, and to the following further conditions:

(a) At the Closing Time, the maximum amount of Indebtedness plus the Investment shall be no greater than seventy-four and one half of one percent (74.5%) of the appraised value of the Portfolio based upon a third party independent appraisal of the Portfolio in accordance with Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) standards and acceptable to the Purchaser.

(b) At the Closing Time, there shall be a minimum Debt Yield (as such term is defined in the Amendment) of ten percent (10%).

(c) At the Closing Time, (1) there shall not have been, since the date hereof, any change from that set forth in the SEC Filings that would reasonably be expected to result in a Material Adverse Effect, (2) no proceedings shall be pending or, to the knowledge of the Operating Partnership or the Company, threatened against the Operating Partnership, the Company or any Subsidiary before or by any Federal, state, or other commission, board, or administrative agency wherein an unfavorable decision, ruling, or finding would reasonably be expected to result in any Material Adverse Effect, (3) the representations and warranties set forth in Section 1 hereof shall be accurate as though expressly made at and as of such Closing Time; and (4) each of the Operating Partnership and the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such Closing Time.

(d) At the Closing Time, the Purchaser shall have received a certificate executed by the president or chief executive officer and the chief financial officer of the Company, dated as of the date hereof, on behalf of the Company and as general partner of the Operating Partnership, certifying that the representations and warranties contained in Section 1 are accurate as if made at the Closing Time and that the conditions precedent set forth in this Section 7 have been satisfied.

(e) At the Closing Time, the Purchaser shall have received a certificate executed by the secretary of the Company, dated as of the date hereof, on behalf of the Company and as general partner of the Operating Partnership, certifying as to the resolutions of the Board of Directors of the Company, on behalf of the Company and as general partner of the Operating Partnership, and other limited partnership and corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(f) At the Closing Time, the Purchaser shall have received the favorable opinion, dated as of the date hereof, of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., counsel for the Operating Partnership and the Company, in form and substance satisfactory to the Purchaser and covering matters such as, without limitation, good standing, due authorization, execution and delivery, enforceability and non-contravention of each of the Transaction Documents, the 1940 Act, REIT qualification and other customary matters.

(g) The following documents, each dated as of the Closing Date, shall have been duly executed and delivered at the Closing Time:

(i) the Amendment and the Second Restated Partnership Agreement, substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively, duly executed by the Company, in its capacity as general partner of the Operating Partnership, and on behalf of the existing limited partners in the Operating Partnership (via power of attorney), and the Purchaser;

(ii) the Escrow Agreement, substantially in the form attached hereto as Exhibit B, duly executed by the Operating Partnership, the Company, the Advisor, the Purchaser and the Escrow Agent;

(iii) the Articles Supplementary, substantially in the form attached hereto as Exhibit C, duly executed by the Company;

(iv) each of the Subordination Agreements, substantially in the forms attached hereto as Exhibits D-1 and D-2, respectively, duly executed by the Operating Partnership, the Property Manager, the Company, the Advisor and the Purchaser, as the case may be;

(v) the Investor Rights Agreement, substantially in the form attached hereto as Exhibit E, duly executed by the Company, the Operating Partnership, the Advisor and the Purchaser;

(vi) a certificate registered in the name of the Purchaser representing the number of Preferred Units to be purchased by the Purchaser pursuant to Section 4, substantially in the form attached hereto as Exhibit F (the “Preferred Units Certificate”), duly executed by the Company, in its capacity as general partner of the Operating Partnership; and

(vii) ten certificates registered in the name of the Purchaser, each representing 10% of the number of Series A Preferred Shares issuable to the Purchaser following (a) the occurrence of an Optional Repurchase Event (as such term is defined in the Amendment), (b) the election from time to time of the Purchaser to exchange Preferred Units, in whole or in part, for Series A Preferred Shares pursuant to the terms of the Amendment and (c) receipt by the Escrow Agent of instructions from the Purchaser to file the Articles Supplementary with the SDAT and to deliver one or more of such certificates to the Purchaser, pursuant to the terms of the Investor Rights Agreement and the Escrow Agreement, such certificates being substantially in the form attached hereto as Exhibit G (collectively, the “Series A Preferred Shares Certificates”), in each case duly executed by the Company.

(h) At the Closing Time, the Purchaser shall have received confirmation to its reasonable satisfaction that the Operating Partnership and the Company have delivered to the Escrow Agent all documents required pursuant to the Escrow Agreement, including the Articles Supplementary, the Preferred Units Certificate, the Series A Preferred Shares Certificates and the Company’s amended and restated bylaws, substantially in the form of Exhibit H hereto, which amended and restated bylaws are to become effective upon release from escrow, if applicable.

(i) At or prior to the Closing Time, (i) GCC shall have assigned the Columbia Portfolio Purchase Agreement to the Operating Partnership and certain Subsidiaries and (ii) the acquisition by the Operating Partnership and such Subsidiaries of the Columbia Portfolio shall have been consummated.

(j) The Company or the Operating Partnership shall have sent to the Purchaser, or the Purchaser shall have received, on or prior to the Closing Time, each of the following documents, in form satisfactory to the Purchaser and its counsel, in their reasonable discretion:

(i) appraisals of the Portfolio prepared by an independent appraiser and in accordance with FIRREA standards (provided that the Purchaser will work in good faith to accept existing appraisals in the Operating Partnership’s and the Company’s possession),

(ii) capital expenditure budget(s),

(iii) engineering report(s) (provided that the Purchaser will work in good faith to accept existing engineering reports in the Operating Partnership’s and the Company’s possession),

(iv) environmental assessment report(s) with regard to the Properties in the Portfolio (provided that the Purchaser will make a good faith effort to accept as adequate due diligence the existing environmental reports in the Operating Partnership’s and the Company’s possession),

(v) a current copy of title policies and an as-built survey of each Property in the Portfolio, certified to the Purchaser within sixty (60) days prior to the Closing Date and paid for by the Operating Partnership and the Company (provided that the Purchaser will make a good faith effort to accept as adequate existing surveys in the Operating Partnership’s and the Company’s possession as provided to the Purchaser),

(vi) evidence of proper zoning, permitting, licensing and certificates of occupancy for the Portfolio,

(vii) current and historical property operating statements (to the extent reasonably available),

(viii) all property-level partnership and affiliate management agreement(s),

(ix) financial statements, credit reports and UCC, lien, litigation, bankruptcy and judgment searches concerning the Operating Partnership and the Company and such other persons as may be required by the Purchaser,

(x) evidence of casualty, liability and other insurance as required by the Purchaser,

(xi) copies of all Leases and Required Tenant Estoppels,

(xii) current and prior years’ real estate tax statements,

(xiii) evidence of establishment of operations and maintenance plans for possible asbestos-containing materials, lead-based paint or radon, as applicable,

(xiv) evidence of compliance with all Legal Requirements,

(xv) operating statements, balance sheets, tax returns and supporting documentation for the Operating Partnership and the Company for the past three (3) calendar years (or such lesser period as may be reasonably available),

(xvi) the Portfolio Loan Documents, and

(xvii) offering and formation documents of the DST Programs.

(k) At or prior to the Closing Time, the Operating Partnership and the Company shall have received the following consents: (1) that certain Consent and First Amendment to Second Amended and Restated Credit Agreement by and among the Operating Partnership, the Company, KeyBank National Association and the other parties identified therein (the “KeyBank Consent”), (2) that certain letter from Pillar Multifamily, LLC in favor of Renfro Properties, LLC, The GC Net Lease (Sylmar) Investors, LLC, The GC Net Lease (Loveland) Investors, LLC, The GC Net Lease (Redmond) Investors, LLC, The GC Net Lease (Cranberry) Investors, LLC, The GC Net Lease (Greenwood Village) Investors, LLC, The GC Net Lease (Libertyville) Investors, LLC and The GC Net Lease (Rancho Cordova) Investors, LLC (the “Guggenheim Consent”) and (3) that certain letter from AIG Asset Management (U.S.), LLC in favor of Starwood Property Trust, Inc., SPT Griffin Holdings, LLC, The GC Net Lease (Beaver Creek) Investors, LLC, The GC Net Lease (Houston Enclave) Investors, LLC, The GC Net Lease (Charlotte) Investors, LLC, The GC Net Lease (Warren) Inventors, LLC and The GC Net Lease (Phoenix Chandler) Investors, LLC (the “AIG Consent” and, collectively with the Guggenheim Consent and the Guggenheim Consent, the “Consents”), substantially in the forms attached hereto as Exhibits I-1, I-2 and I-3, respectively.

(l) At the Closing Time, counsel for the Purchaser shall have been furnished with such documents and opinions as it may reasonably require in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein included; and all proceedings taken by the Operating Partnership or the Company that are necessary in connection with the issuance and sale of the Preferred Units shall be satisfactory in form and substance to the Purchaser and its counsel.

If any condition specified in this Section 7 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Purchaser by notice to the Operating Partnership and the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party, except that the provisions concerning payment of expenses under Section 6 hereof, the provisions concerning indemnification under Section 8 hereof and the provisions relating to governing law shall remain in effect.

Section 8. Indemnification.

(a) Each of the Operating Partnership and the Company, jointly and severally, agrees to indemnify, defend and hold harmless the Purchaser from and against all actual third party costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) and any actual losses and damages (collectively, “Losses”) suffered or incurred by the Purchaser (whether or not due to third party claims) that arise out of or result from (i) any material inaccuracy in or any material breach of, as of the date hereof or as of the Closing Time, any representation and warranty made by the Operating Partnership and/or the Company in this Agreement or in any Transaction Document; and (ii) any material failure by the Operating Partnership or the Company to duly and timely perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement and/or the Transaction Documents.

(b) The Purchaser shall indemnify and hold harmless the Operating Partnership and the Company from and against any and all Losses suffered or incurred by any of the Operating Partnership or the Company (whether or not due to third party claims) that arise out of or result from (i) any material inaccuracy in or any material breach of, as of the date hereof or as of the Closing Time, any representation or warranty made by the Purchaser in this Agreement or in any Transaction Document, and (ii) any material failure by the Purchaser to duly and timely perform or fulfill any of its covenants or agreements required to be performed by the Purchaser under this Agreement and/or the Transaction Documents to which it is a party.

(c) All claims for indemnification by a party seeking indemnification under this Section 8 shall be asserted and resolved as follows. If an indemnifying party intends to seek indemnification under this Section 8, it shall promptly notify the indemnifying party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. If such claim involves a claim by a third party against the indemnified party, the indemnifying party may, within ten (10) days after receipt of such notice and upon notice to the indemnified party, assume, with counsel reasonably satisfactory to the indemnified party, at the sole cost and expense of the indemnifying party, the settlement or defense thereof (in which case any Losses associated therewith shall be the sole responsibility of the indemnifying party), provided, that the indemnified party may participate in such settlement or defense through its own counsel and at its own cost and expense; provided, further, that, if the indemnified party reasonably determines that representation by the indemnifying party’s counsel of both the indemnifying party and the indemnified party may present such counsel with a material conflict of interest, then the indemnifying party shall pay the reasonable fees and expenses of the indemnified party’s counsel, which counsel will be approved in writing (including, without limitation, as to fee structure) by the indemnifying party, such approval not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) the indemnifying party may, at the sole cost and expense of the indemnifying party, at any time prior to the indemnifying party’s timely delivery of the notice referred to in the third sentence of this Section 8(c), file any motion, answer or other pleadings or take any other action that the indemnifying party reasonably believes to be necessary or appropriate to protect its interests, (ii) the indemnifying party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Section 8 with respect to such claim and (iii) the indemnifying party may not, without the consent of the indemnifying party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the indemnifying party is contesting any such claim in good faith, the indemnifying party shall not pay or settle any such claim without the indemnifying party’s consent, such consent not to be unreasonably withheld. If the indemnifying party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the indemnifying party of its assumption of the defense of such claim within the ten-day period set forth above), then the indemnifying party may conduct and control, through counsel of its own choosing and at the expense of the indemnifying party, the settlement or defense thereof, and the indemnifying party shall cooperate with it in connection therewith. The failure of the indemnifying party to participate in, conduct or control such defense shall not relieve the indemnifying party of any obligation it may have hereunder. Any defense costs required to be paid by the indemnifying party shall be paid as incurred, promptly against delivery of invoices therefor.

(d) The parties hereto agree that any indemnification payments made with respect to this Agreement shall be “grossed up” such that the indemnifying party will pay an amount to the indemnifying party that reflects the hypothetical tax consequences of the receipt or accrual of such indemnification payment, using the maximum applicable statutory rate (or, in the case of an item that affects more than one tax, rates) of tax and reflecting, for example, the effect of deductions available for taxes such as state and local income taxes.

Section 9. Confidential Information. The Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, will maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party; provided, that the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Preferred Units), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9, (iii) any other holder of Preferred Units, (iv) any accredited investor to which the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, sells or offers to sell Preferred Units or any part thereof or any participation therein (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9), (v) any person from which the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, offers to purchase any security of the Operating Partnership, the Company, or any of their respective Subsidiaries (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, (vii) any other person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, is a party or (z) if an Event of Default (as such term is defined in the Amendment) or other Optional Repurchase Event (as such term is defined in the Amendment) has occurred and is continuing, to the extent the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement or any other Transaction Document. Without the prior written consent of the Operating Partnership and the Company, on the one hand, and the Purchaser, on the other hand, no party hereto may make an announcement, issue an advertisement or a press release or otherwise make any publicly available statement concerning this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, other than as required by or pursuant to U.S. federal or state securities laws. Each holder of Preferred Units, by its acceptance of such Preferred Units, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 9.

Section 10. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties included in this Agreement, or included in certificates of officers of the Operating Partnership and the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Purchaser or any person controlling the Purchaser, or by or on behalf of the Operating Partnership and the Company, and shall survive delivery of and payment for the Preferred Units and delivery of the Transaction Documents until the date that is two (2) years after the Closing Date; provided, that: (a) the representations and warranties in Sections 1(c), Sections 1(g) through 1(o), Section 1(q), Section 1(v), Section 1(hh), Sections 1(ll) through 1(mm), Sections 2(a) through 2(c), Section 2(e), Section 2(j) and Sections 3(a) through 3(c) shall survive indefinitely; and (b) the representations and warranties in Section 1(d), Section 1(e), Section 1(cc), Section 1(pp) and Section 1(qq) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants, agreements (including as to confidentiality) and indemnities of the parties contained herein shall survive the Closing Date indefinitely or for the period explicitly specified therein; provided, that, with respect to indemnities for inaccuracies in or breaches of representations, such indemnities shall survive for the period specified for the applicable representations.

Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Purchaser shall be directed to SPT Griffin Holdings, LLC, c/o Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Andrew Sossen; and notices to the Operating Partnership and the Company shall be directed to them at 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245; Attention: Joseph E. Miller, Chief Financial Officer.

Section 12. Parties. This Agreement shall inure to the benefit of and be binding upon the Purchaser, the Operating Partnership and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other person, firm or corporation.

Section 13. Governing Law and Time. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State. Specified times of day refer to New York City time.

Section 14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 15. Certain Defined Terms. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Confidential Information” means information delivered either (i) to the Purchaser by or on behalf of the Operating Partnership, the Company or their respective affiliates or (ii) to the Operating Partnership, the Company or their respective affiliates by or on behalf of the Purchaser, as the context may require, in each case in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Transaction Documents that is proprietary in nature (including, without limitation, information delivered pursuant to Section 7(g) of the Amendment and/or Section 7(e) of the Articles Supplementary); provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, or any person acting on such party’s behalf or (c) otherwise becomes known to the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be, other than through the disclosure to such party by the Purchaser or the Operating Partnership, the Company or their respective affiliates, as the case may be.

“First Restated Partnership Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of the Operating Partnership, effective as of June 18, 2009.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including foreign Governmental Authorities.

“Hazardous Substances” shall mean (i) those substances defined as hazardous substances, hazardous wastes, or hazardous materials under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder, including the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, asbestos containing materials, toxic molds, ureaformaldehyde insulation and radon; and (iv) any other contaminant, pollutant, substance, material or waste regulated as hazardous, toxic, or potentially dangerous pursuant to any applicable environmental law.

“Improvements” shall mean the buildings, structures, fixtures, building equipment, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located at any Property.

“Indebtedness” shall mean, without duplication, the sum of the (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (including but not limited to all senior financing facilities, senior mortgages and/or fixed-rate long term debt) (the “Senior Debt”), (ii) reimbursement obligations under any letters of credit or similar instruments with regard to the Senior Debt, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any Indebtedness of the foregoing of any other person; provided, that Indebtedness shall not include “trade payables” incurred in the ordinary course of business and shall not include the Investment.

“Insurance Premiums” shall mean those premiums that must be paid for any insurance policies required under the Transaction Documents.

“Legal Requirements” shall mean, collectively, all present and future laws, statutes, codes, ordinances, consents, approvals, certifications, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority (including, without limitation, applicable environmental laws and all covenants, restrictions and binding conditions now or hereafter of record)

which may be applicable to (i) the Operating Partnership or the Company, (ii) all or any portion of any Property, including the Improvements thereon, and (iii) the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of all or any portion of any Property thereon including, without limitation, building and zoning codes and any required variances, and ordinances and laws relating to handicapped accessibility.

“Lien” shall mean any liens, mortgages, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.

“Material Adverse Effect” with respect to any person shall mean any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, prospects, properties, operating assets, financial condition or results of operations of such person and its Subsidiaries, taken as a whole; provided, that, in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a “Material Adverse Effect”: (i) the failure by the Company to meet independent, third party projections of earnings, revenue or other financial performance measures (provided, that the underlying facts, circumstances, operating results or prospects which cause the Company to fail to meet such projections may be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur); (ii) fluctuations in the price or net asset value of the Common Stock; and (iii) the failure to obtain any tenant estoppel, other than the Required Tenant Estoppels.

“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

“OFAC Laws and Regulations” means any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the unrepealed provisions of the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

“Other Charges” shall mean all ground rents, assessments, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Partnership Agreement” shall mean either the First Restated Partnership Agreement or the Second Restated Partnership Agreement, as the context requires.

“Permitted Lien” shall mean, collectively (a) any Lien or security interests created by the Transaction Documents, (b) any Lien, encumbrances or other matters disclosed in a Title Insurance Policy, (c) any Lien, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such other title and survey exceptions as the Purchaser has approved or may approve in writing in the Purchaser’s sole discretion.

“Portfolio” shall mean the portfolio of office and industrial properties now owned directly or indirectly by the Operating Partnership and the Company, including the Columbia Portfolio to be acquired by the Operating Partnership, as well as any and all subsequent property acquisitions made by the Operating Partnership or the Company.

“Portfolio Loan Documents” shall mean the governing loan documents, and any and all amendments thereto, for each of the Properties in the Portfolio.

“Property” shall mean each individual property listed on Schedule III hereto (except for the Columbia Portfolio, which shall be acquired on the Closing Date), including the Improvements thereon, and such additional properties that may be acquired as part of the Portfolio.

“Property Owner” shall mean the owner of any specific Property in the Portfolio, as applicable.

“Required Tenant Estoppels” shall mean the estoppels required under the Columbia Portfolio Purchase Agreement.

“Share Redemption Program” shall mean the Company’s program pursuant to which the Company’s stockholders who have held shares of Common Stock for at least one year may, under certain circumstances, be able to cause all or any portion of such shares of Common Stock to be redeemed by the Company.

“Taxes” shall mean all real estate and personal property Taxes, assessments, water rates or sewer rents (excluding income Taxes), now or hereafter levied or assessed or imposed against the Portfolio or part thereof, together with all interest and penalties thereon.

“Transaction Documents” shall mean, collectively, the Amendment, the Escrow Agreement, the Articles Supplementary, each of the Subordination Agreements and the Investor Rights Agreement.

Section 16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.

By:	Griffin Capital Essential Asset REIT, Inc., its sole general partner

By:	/s/ Joseph E. Miller
	Name:	Joseph E. Miller
	Title:	Chief Financial Officer

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:	/s/ Joseph E. Miller
	Name:	Joseph E. Miller
	Title:	Chief Financial Officer

SPT GRIFFIN HOLDINGS, LLC

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

STARWOOD PROPERTY TRUST, INC. (solely with respect to Section 3)

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature